Exhibit 99.5

August 1, 2004

Mr. Kenneth W. Sanders

10503 Kestrel Street

Plantation, Florida 33324

Dear Kenneth:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 1, 2004, among SportsLine.com, Inc. (“SportsLine” or the “Company”), Viacom Inc. (“Viacom”) and Stargate Acquisition Corp. Two. Capitalized terms used in this letter and not otherwise defined shall have the meaning set forth in the Merger Agreement.

To induce you to remain in your current position with SportsLine and to continue to fulfill duties generally consistent with your present duties and position until the date that is up to four months after the Effective Time, Viacom agrees to cause the Surviving Corporation immediately after the Effective Time to enter into an amendment to your employment agreement with SportsLine in the form set forth as Exhibit A to this letter. Furthermore, in the event that the Effective Time occurs prior to December 31, 2004 and you are still employed by the Surviving Corporation on December 31, 2004 and in compliance with the terms of your employment agreement, Viacom agrees to cause the Surviving Corporation to pay you an Annual Bonus for 2004 pursuant to the formula established by the Compensation Committee of the Board of Directors of SportsLine on February 12, 2004; provided that for purposes of calculating 2004 EBITDA to determine your bonus pursuant to such formula, the following costs associated with the transactions contemplated by the Merger Agreement shall be excluded from the Company’s 2004 operating expenses: (a) all fees and expenses of Perseus Group, Skadden Arps, Greenberg Traurig and Ernst & Young related to such transactions (including any and all costs relating to the shareholder litigation associated therewith) and the strategic alternative review process that SportsLine’s Board of Directors commenced on May 13, 2004, (b) all reasonable out-of-pocket expenses directly related to such strategic alternative review process, (c) any stay bonus provided to employees which were approved by Viacom, (d) any non-ordinary course severance payments approved by Viacom and made to employees terminated after the Effective Time, and (e) any other unbudgeted expenses directly associated with the integration of SportsLine’s operations with Viacom before or after the Effective Time.

Please acknowledge your agreement to the foregoing by signing and returning a copy of this letter.

Very truly yours,

VIACOM INC.

Name:	Michael D. Fricklas
Title:	Executive Vice President General Counsel and Secretary

Acknowledged and Agreed:

Kenneth W. Sanders

EXHIBIT A

THIRD AMENDMENT TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”), is made this          day of             , 200[4], between SPORTSLINE.COM, INC, a Delaware corporation (the “Company”) and Kenneth W. Sanders.

The Company and the Executive have heretofore entered into an Amended and Restated Employment Agreement dated as of January 28, 2000, as amended on August 20, 2001 and February 26, 2004 (as amended, the “Agreement”) (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement).

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. Amendments. Effective as of the date hereof, the Agreement shall be amended as follows:

(a) The following language shall be added to the Agreement as Section 5 (i):

(i) Retention Bonus. If the Executive remains in the employ of the Company up to (at the Company’s option) [                    ]1, the Executive shall be entitled to receive on such date a cash retention bonus (the “Retention Bonus”) in an amount equal to [$                    ]2.

(b) The second paragraph of Section 8(d) of the Agreement shall be amended in its entirety to read as follows:

“For purposes of this Agreement, “Good Reason” means, without the Executive’s prior written consent, the occurrence of any one or more of the following: (A) following a Change of Control, the Company takes any action which (x) results in a material diminution in the nature or status of the Executive’s position, authority, duties or responsibilities or (y) would require the Executive to be based at a location outside of Broward County, Florida; (B) a failure by the Company to pay any amounts of Base Salary, Annual Bonus or other amounts payable hereunder, or to comply with its other obligations and agreements contained herein; (C) a failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 10(c) hereof; (D) Executive no longer reports directly to the person(s) specified in Section 3 hereof, or (E) any purported termination by the Company of the Executive’s employment that is not effected pursuant to a Expiration Notice or a Notice of Termination satisfying the requirements of Section 2 or subsection 8(e), respectively, and otherwise in accordance with the terms of this Agreement, and for purposes of this Agreement, no such termination shall be effective. Notwithstanding anything in this Agreement to the contrary, Good Reason shall not be deemed to exist as a result of one or more of the following: (i) changes in the nature or status of the Executive’s position, authority, duties or responsibilities solely as a result of the Company becoming part of a unit or division of a larger entity pursuant to or following a Change of Control; (ii) any change in the Executive’s title(s), so long as the Executive’s duties remain generally consistent with those he presently performs; or (iii) the delegation to other executives or employees of the Company of other responsibilities or duties that are presently performed by the Executive or may be delegated to him from time to time. In addition to the foregoing, at any time after [                    ]3, subject to providing the Company with a release of any claims against it on customary terms, the Executive shall have the right to terminate his employment for any reason upon five (5) days’ written notice to the Company and upon the expiration of such five-day

[1]	Insert date that is four months after the date of the Effective Time.

[2]	Insert dollar amount equal to the product of (i) the number of stock options held by Executive at the Effective Time with an exercise price greater than the Merger Consideration divided by two, and (ii) the Merger Consideration.

[3]	Insert date that is four months after the date of the Effective Time.

period, the Executive’s employment shall be deemed to have been terminated for Good Reason for all purposes of this Agreement.”

(c) The first paragraph of Section 9(e) of the Agreement shall be amended in its entirety to read as follows:

“(e) Acceleration of Vesting; Sale of Shares. Unless the Company terminates the Executive’s employment for Cause, the Executive terminates his employment for other than Good Reason or the Executive’s employment is terminated due to his death or Disability, upon (i) termination of the Executive’s employment or (ii) a Change of Control, all unvested Awards, including, but not limited to stock options and/or restricted Company securities, held by the Executive on the Date of Termination shall immediately vest and upon vesting shall (x) in the case of stock options, become exercisable and (y) in the case of restricted Company securities, no longer be subject to forfeiture or any other conditions or restrictions on transfer. Moreover, each such stock option that is deemed vested pursuant to the preceding sentence, together with any previously vested and unexercised stock options, shall be exercisable by the Executive in accordance with their respective terms for a period of one (1) year following the Date of Termination or the date of the Change in Control, as the case may be, or, if earlier, until the then scheduled expiration date(s) of such options. The Company shall provide the Executive such cooperation and assistance as may reasonably be necessary to effect cashless exercises of any such stock option and the sale of any such restricted Company security beneficially owned by the Executive at the Date of Termination.”

(d) The following language shall be added to the Agreement as Section 9(d)(iii):

“(iii) if the Retention Bonus has not been paid to the Executive on or prior to the Date of Termination, an amount equal to the Retention Bonus.”

2. Effective Date. This Amendment shall be effective upon its execution by the Company and the Executive.

3. Counterparts. This Amendment may be executed in counterparts and by different parties hereto in separate counterparts each of which, when so executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

4. No Other Modification. Except as otherwise expressly modified by the terms and provisions of this Amendment, the Agreement shall remain in full force and effect, and is hereby in all respects confirmed and ratified by the parties hereto.

5. References to Agreement. From and after the effective date hereof, each reference in the Agreement to “this Agreement,” “hereto,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement as modified and amended by this Amendment.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Third Amendment to Amended and Restated Employment Agreement as of the date first written above.

SPORTSLINE.COM, INC

By:
Name:
Title:

Kenneth Sanders

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